Contacts:

Media – Blair Fasbender Rosenberg
646-429-6032
media@macys.com

Investors – Monica Koehler
513-579-7780
investors@macys.com

Macy’s, Inc. Reports Fourth Quarter and FY 2017 Earnings and
Provides 2018 Guidance

Reports positive 4Q comparable sales; exceeds FY17 earnings and comparable sales guidance

Company plans to return to comparable sales growth in 2018

CINCINNATI--February 27, 2018-- Macy’s, Inc. (NYSE: M) today reported fourth quarter and fiscal 2017 results and is providing guidance for fiscal 2018 that reflects the company’s plan to return to comparable sales growth.

“We are committed to returning Macy’s, Inc. to comparable sales growth in 2018 and will build on the momentum we created in the fourth quarter of 2017. Macy’s, Inc. had a solid fourth quarter, including strong performance in January, and the full year exceeded our expectations for annual comparable sales and adjusted earnings per diluted share. We are encouraged to see a trend improvement in our brick & mortar business, and we had the 34th consecutive quarter of double-digit growth in our digital business,” said Jeff Gennette, Macy’s, Inc. chairman and chief executive officer. “Consumer spending was strong in the fourth quarter, and we were ready with improved execution and great products across all categories. We were disciplined with our promotional cadence and maintained a good inventory position. We head into 2018 with an improved base business, healthy inventories, a focused and engaged organization and a clear path to return Macy’s to growth.”

“In 2017, we tested and iterated a number of merchandising and strategic initiatives as part of our North Star Strategy. These initiatives contributed to our fourth quarter performance, and in 2018 we are ready to scale as well as test additional revenue-driving initiatives. We are also encouraged by customer response to our new Star Rewards loyalty program,” said Gennette. “On the path to growth in 2018, we will continue to improve our execution, strengthen our product offerings and make the necessary investments to be competitive with today’s demanding consumer.”

Sales

Sales in the fourth quarter of 2017 totaled $8.666 billion, an increase of 1.8 percent, compared with sales of $8.515 billion in the fourth quarter of 2016. Comparable sales on an owned basis were up 1.3 percent in the fourth quarter and up 1.4 percent on an owned plus licensed basis. Total sales in the fourth quarter of 2017 reflect a 14th week of sales, whereas comparable sales are on the same 13-week basis as fiscal 2016.

Sales in fiscal 2017 totaled $24.837 billion, down 3.7 percent from total sales of $25.778 billion in fiscal 2016. Comparable sales on an owned basis declined 2.2 percent in fiscal 2017. Comparable sales on an owned plus licensed basis declined by 1.9 percent in fiscal 2017. Total sales for fiscal 2017 reflect a 53rd week of sales, whereas comparable sales are on the same 52-week basis as fiscal 2016.

Earnings Per Share

Fourth quarter 2017 earnings per diluted share were $4.31 compared to $1.54 per share in the fourth quarter of 2016. Fiscal 2017 earnings per diluted share were $5.04 compared to $1.99 per share in fiscal 2016.

The following chart shows fourth quarter and fiscal 2017 earnings per diluted share excluding restructuring and other costs, non-cash retirement plan settlement charges, net premiums on the early retirement of debt and the impact of federal tax reform on the company's deferred taxes. Results for 2016 exclude restructuring and other costs and non-cash retirement plan settlement charges.

Fourth quarter and fiscal 2017 adjusted earnings per diluted share were positively impacted by 7 cents due to the change in the effective annual tax rate due to federal tax reform.

Fourth Quarter and Fiscal-Year 2017 Adjusted Diluted Earnings Per Share (EPS) Results

	Fourth Quarter		Fiscal
	2017	2016	2017	2016
Diluted EPS	$4.31	$1.54	$5.04	$1.99
Exclude after-tax impact of restructuring, other costs, non-cash retirement plan settlement charges and net premiums on the early retirement of debt	$0.37	$0.48	$0.59	$1.12
Deduct impact of federal tax reform on deferred taxes	$(1.86)	$0.00	$(1.86)	$0.00
Adjusted diluted EPS excluding certain items identified above	$2.82	$2.02	$3.77	$3.11

Operating Income

Macy’s, Inc.’s operating income for the fourth quarter of 2017 totaled $1.213 billion, or 14.0 percent of sales, compared to $815 million, or 9.6 percent of sales, for the fourth quarter of 2016. Operating income for the fourth quarter of 2017 totaled $1.397 billion, or 16.1 percent of sales, excluding restructuring and other costs of $152 million and non-cash retirement plan settlement charges of $32 million. Operating income for the fourth quarter of 2017 includes $234 million in book gains for the sale of the Union Square Men’s building (or 48 cents per diluted share), which was sold in fiscal 2016. Operating income for the fourth quarter of 2016 totaled $1.062 billion, or 12.5 percent of sales, excluding $230 million of impairments, store closings and other costs and non-cash retirement plan settlement charges of $17 million.

For fiscal 2017, Macy’s, Inc.’s operating income totaled $1.807 billion, or 7.3 percent of sales, compared with operating income of $1.315 billion, or 5.1 percent of sales, for fiscal 2016. Operating income for fiscal 2017 totaled $2.098 billion, or 8.4 percent of sales, excluding $186 million of restructuring and other costs and $105 million of non-cash retirement plan settlement charges.

Macy’s, Inc.’s fiscal 2016 operating income included $479 million of impairments, store closing and other costs. Excluding these items, as well as non-cash settlement charges related to the company’s retirement plans of $98 million, operating income for fiscal 2016 was $1.892 billion or 7.3 percent of sales.

Cash Flow

Net cash provided by operating activities was $1.944 billion in fiscal 2017, compared with $1.801 billion in fiscal 2016. Net cash used by investing activities in fiscal 2017 was $373 million, compared with $187 million in fiscal 2016. Operating cash flows net of investing were $1.571 billion in fiscal 2017, compared with operating cash flows net of investing of $1.614 billion in fiscal 2016. During 2017, the company demonstrated its commitment to a strong balance sheet by utilizing excess cash to delever and reduce its debt by approximately $950 million.

Store Openings/Closings

In the fourth quarter of 2017, the company opened two new freestanding Bluemercury beauty specialty stores for a total of 137 stores.

In fiscal 2017, the company opened 36 Bluemercury stores, two Macy's stores, 30 Backstage off-price stores within existing Macy’s stores and one Bloomingdale’s licensed location in Kuwait. The company closed 16 Macy's stores, all as previously disclosed. This includes the closure of the Waterfront store in Homestead, PA, which was announced at the end of the fourth quarter.

In February 2018, the company announced that it will close its Redmond Town Center main store in Redmond, WA, in early 2019. This brings the total to 83 of the approximately 100 store closures announced in August 2016.

Real Estate Update

In fiscal 2017, the company's asset sales totaled $411 million in cash proceeds. These sales included stores as well as non-store real estate such as warehouses, outparcels and parking garages. Over the last three fiscal years, Macy's, Inc. has completed transactions totaling approximately $1.3 billion in cash proceeds.

Heading into fiscal 2018, Macy's, Inc. continues to opportunistically evaluate its real estate portfolio to identify opportunities where the redevelopment value of its real estate exceeds that of non-strategic operating locations. The company also continues to focus on creating additional value from its flagship stores while adding vitality to the retail experience.

In February 2018, the company signed an agreement to sell floors 8 through 14 of its State Street store in Chicago to a private real estate fund sponsored by Brookfield Asset Management. Brookfield intends to convert these largely unused floors into dynamic, creative office space. As part of this transaction, Macy's, Inc. will receive a total of $30 million ($27 million of consideration and a $3 million contribution for certain improvements), as well as upside participation in the ultimate value creation associated with the conversion of the upper floors to office space. This transaction will enable the company to make Macy's on State Street a more vibrant shopping destination. The company anticipates closing this transaction in the first half of fiscal 2018.

The company is now exploring opportunities to sell the approximately 240,000 gross square foot I. Magnin portion of the main Union Square building in San Francisco. Macy’s Union Square comprises multiple buildings, and the former I. Magnin flagship building, situated at the corner of Stockton and Geary Streets, is a separate structure well-suited for development. As previously announced, Macy’s sold the Union Square Men’s building and is incorporating the men's business into the main store. The company is also making additional enhancements to the Union Square main building through the conversion of street-level selling space into high-end retail shops that will be leased to third parties. The Union Square main building will remain the largest department store in the Bay Area and will comprise approximately 700,000 gross square feet.

Macy’s, Inc. continues to work with Brookfield as part of its strategic alliance. The companies have agreed to certain terms on nine assets (of the approximately 50-asset portfolio), which Brookfield will redevelop once it has received the necessary approvals. Upon the completion of certain approvals, Macy’s, Inc. will either sell its interests in the individual assets to Brookfield or contribute them to individual joint ventures. If sold, the cumulative value is estimated to be approximately $50 million. Additionally, Macy's, Inc. would be entitled to an increased purchase price if certain financial targets are achieved for the three largest assets. The company expects that these developments will add vibrancy and desirability to the vicinity, enhancing the retail experience in these locations.

Looking Ahead

The company is strategically investing to accelerate the rollout of a number of near-term growth initiatives impacting stores, technology and merchandising. The company has also developed an employee incentive program to drive results and engagement with associates at every level of the organization, with an emphasis on its hourly associates. These investments are expected to support the company’s return to comparable sales growth in fiscal 2018.

Guidance for fiscal 2018 reflects the new accounting standards related to revenue recognition and retirement benefits. Macy's, Inc. has recast its quarterly preliminary and unaudited income statements and balance sheets for 2016 and 2017, which can be found on the investor relations page at www.macysinc.com.

For fiscal 2018, the company expects comparable sales on both an owned and an owned plus licensed basis to be flat to up 1 percent. Total sales are expected to be down between 0.5 percent and 2 percent in fiscal 2018. Adjusted earnings per diluted share of $3.55 to $3.75 are expected in fiscal 2018, excluding anticipated settlement charges related to the company’s defined benefit plans. Adjusted earnings per diluted share include anticipated asset sale gains of $300 million to $325 million in fiscal 2018, compared to $544 million in asset sale gains for fiscal 2017. The company anticipates an effective annual tax rate of 23.25 percent for fiscal 2018.

Total sales guidance is provided on a 52-week basis in 2018 compared to a 53-week basis in 2017. Comparable sales guidance is provided on a 52-week basis in both 2018 and 2017.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

Macy’s, Inc. is one of the nation’s premier retailers. With fiscal 2017 sales of $24.837 billion and approximately 130,000 employees, the company operates more than 690 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 160 specialty stores that include Bloomingdale’s The Outlet, Bluemercury and Macy’s Backstage. Macy’s, Inc. operates stores in 44 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of federal tax reform, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (February 27) at 10:00 a.m. ET. The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 800-263-0877, passcode 5302609. A replay of the conference call can be accessed on the website or by calling 888-203-1112, passcode 5302609, about two hours after the conclusion of the call.

Macy's, Inc. is scheduled to present at the Bank of America Merrill Lynch Global Consumer & Retail Technology Conference at 8:00 a.m. ET on Tuesday, March 13, in New York City. Macy’s, Inc. is scheduled to present at the Telsey Advisory Group Spring 2018 Consumer Conference at 2:05 p.m. ET on Tuesday, March 20, in New York City. Media and investors may access a live audio webcast of the presentations at www.macysinc.com/ir. A replay of the webcasts will be available on the company's website.

Moving forward, please note that the company will report financial results on Wednesdays and hold its call with analysts and investors at 9:30 a.m. ET. First quarter 2018 earnings will be announced on May 16, 2018.

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

(All amounts in millions except percentages and per share figures)

	14 weeks ended		13 weeks ended
	February 3, 2018		January 28, 2017
	$	% to Net sales	$	% to Net sales

Net sales	$8,666		$8,515

Cost of sales	5,358	61.8%	5,251	61.7%

Gross margin	3,308	38.2%	3,264	38.3%

Selling, general and administrative expenses	(2,279)	(26.2%)	(2,335)	(27.4%)

Gains on sale of real estate (Note 1)	368	4.2%	133	1.6%

Restructuring, impairment, store closing and other costs (Note 2)	(152)	(1.8%)	(230)	(2.7%)

Settlement charges (Note 3)	(32)	(0.4%)	(17)	(0.2%)

Operating income	1,213	14.0%	815	9.6%

Interest expense – net	(73)		(87)

Net premiums on early retirement of debt (Note 4)	11		—

Income before income taxes	1,151		728

Federal, state and local income tax benefit (expense) (Note 5)	170		(256)

Net income	1,321		472

Net loss attributable to noncontrolling interest	4		3

Net income attributable to Macy's, Inc. shareholders	$1,325		$475

Basic earnings per share attributable to Macy's, Inc. shareholders	$4.34		$1.56

Diluted earnings per share attributable to Macy's, Inc. shareholders	$4.31		$1.54

Average common shares:
Basic	305.6		305.5
Diluted	307.4		307.8

End of period common shares outstanding	304.8		304.1

Depreciation and amortization expense	$250		$271

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
For the 14 weeks ended February 3, 2018, gains on sale of real estate included $234 million, $148 million after tax or $.48 per diluted share attributable to Macy’s, Inc., associated with the fiscal 2016 sale of the company's Union Square Men's building in San Francisco.

(2)
For the 14 weeks ended February 3, 2018 and 13 weeks ended January 28, 2017, restructuring, impairment, store closing and other costs amounted to $152 million and $230 million, respectively, on a pre-tax basis. The after tax effect of these charges during the 14 weeks ended February 3, 2018 were $99 million after tax or $.32 per diluted share attributable to Macy’s, Inc. These costs included $91 million of severance and other human resource-related costs associated with organization changes and store closings, $50 million of asset impairment charges, and $11 million of other related costs and expenses. The after tax effect of these charges during the 13 weeks ended January 28, 2017 were $137 million after tax or $.45 per diluted share attributable to Macy’s, Inc. These costs included $166 million of severance and other human resource-related costs associated with the organization changes and store closings announced in January 2017, $38 million of asset impairment charges primarily related to the store closings announced in January 2017 and $26 million of other related costs and expenses.

(3)
For the 14 weeks ended February 3, 2018 and 13 weeks ended January 28, 2017, non-cash settlement charges of $32 million and $17 million, respectively, were recognized on a pre-tax basis. The after tax effect of these charges during the 14 weeks ended February 3, 2018 was $21 million, or $.07 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during the 13 weeks ended January 28, 2017 was $10 million, or $.03 per diluted share attributable to Macy’s, Inc. These charges resulted from an increase in lump sum distributions from the company’s defined benefit retirement plans and are associated with store closings, a voluntary separation program and organizational restructuring, in addition to periodic distribution activity.

(4)
The 14 weeks ended February 3, 2018 included $11 million, on a pre-tax basis, of income related to premium amortization net of expenses and fees associated with the tender of certain debt instruments. The after tax income impact during the 14 weeks ended February 3, 2018 was $7 million, or $.02 per diluted share attributable to Macy’s, Inc.

(5)
For the 14 weeks ended February 3, 2018, federal, state and local income taxes differed from the company's federal income tax statutory rate of 33.7% primarily due to federal tax reform that led to the recognition of a non-cash tax benefit of $571 million, or $1.86 per diluted share attributable to Macy’s, Inc., associated with the re-measurement of the company's deferred tax balances. Further, the 14 weeks ended February 3, 2018 included the recognition of approximately $3 million of net tax deficiencies associated with share-based payment awards due to the adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting. Historically, the company had recognized such amounts as an offset to accumulated excess tax benefits previously recognized in additional paid-in capital.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	53 weeks ended		52 weeks ended
	February 3, 2018		January 28, 2017
	$	% to Net sales	$	% to Net sales

Net sales	$24,837		$25,778

Cost of sales	15,152	61.0%	15,621	60.6%

Gross margin	9,685	39.0%	10,157	39.4%

Selling, general and administrative expenses	(8,131)	(32.8%)	(8,474)	(32.8%)

Gains on sale of real estate (Note 2)	544	2.2%	209	0.8%

Restructuring, impairment, store closing and other costs (Note 3)	(186)	(0.7%)	(479)	(1.9%)

Settlement charges (Note 4)	(105)	(0.4%)	(98)	(0.4%)

Operating income	1,807	7.3%	1,315	5.1%

Interest expense – net	(310)		(363)

Net premiums on early retirement of debt (Note 5)	10		—

Income before income taxes	1,507		952

Federal, state and local income tax benefit (expense) (Note 6)	29		(341)

Net income	1,536		611

Net loss attributable to noncontrolling interest	11		8

Net income attributable to Macy's, Inc. shareholders	$1,547		$619

Basic earnings per share attributable to Macy's, Inc. shareholders	$5.07		$2.01

Diluted earnings per share attributable to Macy's, Inc. shareholders	$5.04		$1.99

Average common shares:
Basic	305.4		308.5
Diluted	306.8		310.8

End of period common shares outstanding	304.8		304.1

Depreciation and amortization expense	$991		$1,058

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)	Results for fiscal 2017 and fiscal 2016 may not equal the sum of the quarterly results for the respective periods due to rounding conventions.

(2)
During fiscal 2017, gains on sale of real estate included $234 million, $148 million after tax or $.48 per diluted share attributable to Macy’s, Inc., associated with the fiscal 2016 sale of the company's Union Square Men's building in San Francisco.

(3)
During fiscal 2017 and fiscal 2016, restructuring, impairment, store closing and other costs amounted to $186 million and $479 million, respectively, on a pre-tax basis. The after tax effect of these charges during fiscal 2017 was $119 million, or $.39 per diluted share attributable to Macy’s, Inc. These costs included $120 million of severance and other human resource-related costs primarily associated with organization changes and store closings, $53 million of asset impairment charges and $13 million of other related costs and expenses. The after tax effect of these charges during fiscal 2016 was $290 million after tax, or $.93 per diluted share attributable to Macy’s, Inc. These costs included $265 million of asset impairment charges primarily related to the store closings announced in January 2017, $168 million of severance and other human resource-related costs primarily associated with the organization changes and store closings announced in January 2017 and $46 million of other related costs and expenses.

(4)
During fiscal 2017 and fiscal 2016, non-cash settlement charges of $105 million and $98 million, respectively, were recognized on a pre-tax basis. The after tax effect of these charges during fiscal 2017 was $68 million, or $.22 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during fiscal 2016 was $59 million, or $.19 per diluted share attributable to Macy’s, Inc. These charges resulted from an increase in lump sum distributions from the company’s defined benefit retirement plans and are associated with store closings, a voluntary separation program and organizational restructuring, in addition to periodic distribution activity.

(5)
Fiscal 2017 included $10 million of income, on a pre-tax basis, related to premium amortization net of expenses and fees associated with the debt tender and early retirement of certain debt instruments. The after tax income impact during fiscal 2017 was $7 million, or $.02 per diluted share attributable to Macy’s, Inc.

(6)
Federal, state and local income taxes during fiscal 2017 differed from the company's federal income tax statutory rate of 33.7% primarily due to federal tax reform that led to the recognition of a non-cash tax benefit of $571 million, or $1.86 per diluted share attributable to Macy’s, Inc., associated with the re-measurement of the company's deferred tax balances. Further, fiscal 2017 included the recognition of approximately $15 million of net tax deficiencies associated with share-based payment awards due to the adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting. Historically, the company had recognized such amounts as an offset to accumulated excess tax benefits previously recognized in additional paid-in capital.

MACY’S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	February 3, 2018	January 28, 2017
ASSETS:
Current Assets:
Cash and cash equivalents	$1,455	$1,297
Receivables	363	522
Merchandise inventories	5,178	5,399
Prepaid expenses and other current assets	448	408
Total Current Assets	7,444	7,626

Property and Equipment – net	6,672	7,017
Goodwill	3,897	3,897
Other Intangible Assets – net	488	498
Other Assets	880	813

Total Assets	$19,381	$19,851

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$22	$309
Merchandise accounts payable	1,590	1,423
Accounts payable and accrued liabilities	3,167	3,563
Income taxes	296	352
Total Current Liabilities	5,075	5,647

Long-Term Debt	5,861	6,562
Deferred Income Taxes	1,122	1,443
Other Liabilities	1,662	1,877
Shareholders' Equity:
Macy's, Inc.	5,673	4,323
Noncontrolling interest	(12)	(1)
Total Shareholders' Equity	5,661	4,322

Total Liabilities and Shareholders’ Equity	$19,381	$19,851

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	53 weeks ended	52 weeks ended
	February 3, 2018	January 28, 2017
Cash flows from operating activities:
Net income	$1,536	$611
Adjustments to reconcile net income to net cash provided by operating activities:
Restructuring, impairment, store closing and other costs	186	479
Settlement charges	105	98
Depreciation and amortization	991	1,058
Stock-based compensation expense	58	61
Gains on sale of real estate	(544)	(209)
Amortization of financing costs and premium on acquired debt	(45)	(14)
Changes in assets and liabilities:
(Increase) decrease in receivables	120	(1)
Decrease in merchandise inventories	221	107
Increase in prepaid expenses and other current assets	(14)	(8)
Increase (decrease) in merchandise accounts payable	162	(132)
Decrease in accounts payable, accrued liabilities and other items not separately identified	(179)	(127)
Increase (decrease) in current income taxes	(114)	125
Decrease in deferred income taxes	(412)	(139)
Change in other assets and liabilities not separately identified	(127)	(108)
Net cash provided by operating activities	1,944	1,801

Cash flows from investing activities:
Purchase of property and equipment	(487)	(596)
Capitalized software	(273)	(316)
Disposition of property and equipment	411	673
Other, net	(24)	52
Net cash used by investing activities	(373)	(187)

Cash flows from financing activities:
Debt repaid	(954)	(751)
Dividends paid	(461)	(459)
Increase (decrease) in outstanding checks	(15)	61
Acquisition of treasury stock	(1)	(316)
Issuance of common stock	6	36
Financing costs	(1)	(3)
Proceeds from noncontrolling interest	13	6
Net cash used by financing activities	(1,413)	(1,426)

Net increase in cash and cash equivalents	158	188
Cash and cash equivalents beginning of period	1,297	1,109

Cash and cash equivalents end of period	$1,455	$1,297

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. In addition, management believes that excluding certain items from operating income and diluted earnings per share attributable to Macy's, Inc. shareholders that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude period-to-period provides a useful supplemental measure that assists in evaluating the company's ability to generate earnings and to more readily compare this metric between past and future periods. Further, providing cash flow from operating activities net of cash used in investing activities is a useful measure in evaluating the company’s ability to generate cash from operations after giving effect to cash used by investing activities.

The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, where the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item. In addition, the company does not provide the most directly comparable forward-looking GAAP measure of diluted earnings per share attributable to Macy’s, Inc. shareholders excluding certain items because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Change in Comparable Sales

	14 Weeks Ended February 3, 2018	53 Weeks Ended February 3, 2018

Increase (decrease) in comparable sales on an owned basis (Note 1)	1.3%	(2.2)%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)	0.1%	0.3%

Increase (decrease) in comparable sales on an owned plus licensed basis	1.4%	(1.9)%

Notes:

(1)
Represents the period-to-period percentage change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales of macys.com and bloomingdales.com, adjusting for the 53rd week in fiscal 2017, excluding commissions from departments licensed to third parties. Stores undergoing remodeling, expansion or relocation remain in the comparable sales calculation unless the store is closed for a significant period of time. Definitions and calculations of comparable sales differ among companies in the retail industry.

(2)
Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales of macys.com and bloomingdales.com, adjusting for the 53rd week in fiscal 2017, in the calculation of comparable sales. The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders, Excluding Certain Items

The following is a reconciliation of the non-GAAP financial measure of diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items identified below, to GAAP diluted earnings per share attributable to Macy’s, Inc., shareholders, which the company believes to be the most directly comparable GAAP measure.

	14 Weeks Ended February 3, 2018	13 Weeks Ended January 28, 2017

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$4.31	$1.54
Add back the pre-tax impact of restructuring, impairment, store closing and other costs	0.50	0.75
Add back the pre-tax impact of settlement charges	0.10	0.05
Deduct the pre-tax impact of net premiums on the early retirement of debt	(0.03)	—
Deduct the income tax impact of certain items identified above	(0.20)	(0.32)
Deduct the deferred tax effects of federal tax reform	(1.86)	—
Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items	$2.82	$2.02

	53 Weeks Ended February 3, 2018	52 Weeks Ended January 28, 2017

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$5.04	$1.99
Add back the pre-tax impact of restructuring, impairment, store closing and other costs	0.61	1.54
Add back the pre-tax impact of settlement charges	0.34	0.31
Deduct the pre-tax impact of net premiums on the early retirement of debt	(0.03)	—
Deduct the income tax impact of certain items identified above	(0.33)	(0.73)
Deduct the deferred tax effects of federal tax reform	(1.86)	—
Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items	$3.77	$3.11